Exhibit 99.1
eBay Inc. Reports Better Than Expected Third Quarter 2022 Results

•Revenue of $2.4 billion, down 5% on an as-reported basis and down 2% on an FX-Neutral basis
•Gross Merchandise Volume of $17.7 billion, down 11% on an as-reported basis and down 5% on an FX-Neutral basis
•GAAP and Non-GAAP EPS per diluted share of $(0.13) and $1.00, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 23.9% and 28.9%, respectively
•Returned over $421 million to shareholders in Q3, including $301 million of share repurchases and $120 million paid in cash dividends

San Jose, California, November 2, 2022 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its third quarter ended September 30, 2022.

“Our third quarter results demonstrate significant progress against our long-term objectives and exceeded expectations for all key business metrics,” said Jamie Iannone, Chief Executive Officer at eBay. “I’m proud of our team and community for remaining resilient in the face of a challenging macroeconomic environment. With the investments we’ve made in our tech-led reimagination, we’re able to provide even more opportunity and value to our customers during these difficult times.”

Third Quarter Financial Highlights

•Revenue was $2.4 billion, down 5% on an as-reported basis and down 2% on a foreign exchange (FX) neutral basis.
•Gross Merchandise Volume (GMV) was $17.7 billion, down 11% on an as-reported basis and down 5% on an FX-Neutral basis.
•GAAP net loss from continuing operations was $70 million, or $(0.13) per diluted share, primarily driven by the change in fair value of our equity investments.
•Non-GAAP net income from continuing operations was $552 million, or $1.00 per diluted share.
•GAAP and Non-GAAP operating margin of 23.9% and 28.9%, respectively.
•Generated $735 million of operating cash flow and $633 million of free cash flow from continuing operations.
•Sold eBay's remaining shares in Adyen for approximately $120 million.
•Returned over $421 million to shareholders, including $301 million of share repurchases and $120 million paid in cash dividends.

Business Highlights

•Recently, eBay completed the acquisition of TCGplayer, a leading technology platform for collectibles and one of the largest online marketplaces for trading card games, for a total deal value of up to approximately $295 million in cash. This acquisition complements eBay’s focus category strategy and furthers the company’s commitment to trading card enthusiasts – providing eBay with strategic omnichannel capabilities like order fulfillment and cart optimization, maintaining its position as a desirable platform for trading card sellers and enhancing the overall experience for all customers.
•eBay acquired the myFitment group of companies, a leader in delivering the tools and support to help online automotive and powersports parts and accessories sellers thrive. myFitment’s technology and platform provides powerful, easy-to-use and affordable solutions that will elevate the user experience within parts and accessories, helping sellers to drive sales and avoid costly returns.

Revenue Initiatives

•eBay's first party advertising products, primarily driven by Promoted Listings, delivered $249 million of revenue in the third quarter, up 19% on an as-reported basis and up 27% on an FX-Neutral basis.
•The company's total advertising offerings generated over $290 million in revenue in the third quarter, representing roughly 1.6% of GMV.
•During the quarter, eBay expanded Klarna availability to buyers engaged in cross-border transactions in Germany.
•The company announced faster payment options for sellers, enabling on-demand payouts to a debit card within 30 minutes or less for a fee.

Tech-Led Reimagination of the Platform

•In collaboration with the Gemological Institute of America (GIA), eBay expanded its Authenticity Guarantee program to new and pre-owned fine jewelry sold for over $500. This marks the expansion of eBay’s authentication service to its fifth category, which currently includes sneakers, watches, handbags and trading cards.
•eBay updated its Authenticity Guarantee service for sneakers, recently expanding the program’s eligibility to more sneakers, offering new protections for eligible items, aligning final value fees and partnering with FedEx to provide free shipping labels for sellers to ship sneakers to authentication centers.
•eBay celebrated the launch of the eBay vault during MLB All Star Weekend with the first-ever trading cards draft, called Vault Stars. The event brought together baseball personalities, Chase Utley and Alanna Rizzo, as they coached and encouraged actor Miles Teller through the creation of his ultimate card lineup to send to the eBay vault. The exclusive event was held in downtown Los Angeles, and garnered more than 1 billion media impressions.
•To further the company’s marketing efforts around trading cards, eBay expanded its presence at New York Comic Con to showcase the eBay vault and continued Live Commerce pilots highlighting brands like Funko and Metazoo.
•The company continued to increase trust in the Motors Parts & Accessories category, building on several quarters of improvements to the P&A fitment experience like modernizing its taxonomy and integrating fitment-based technologies into search, merchandising and advertising recommendations. eBay is now able to make fitment more pervasive throughout the end-to-end experience, including adding highly visible trust signals throughout the buyer journey in the U.S. and Canada, and reducing the number of steps required to find parts. The company also expanded adoption of My Garage, leading to more personalized shopping on every visit.
•eBay Motors kicked off a cross-country tour to explore America's unique car cultures. The 'Parts of America' tour is taking eBay Motors to twelve automotive enthusiast events across the country – from car meets and cruises to tractor pulls and rock crawls. At each stop, eBay Motors features one-of-a-kind vehicles that bring to life the local car culture and the passionate builders behind these remarkable rides. To date, the tour has attracted nearly 300,000 attendees and generated more than 500 million impressions across social media and press coverage.
•eBay partnered with MTV U.K. to revive "Pimp My Ride" – an automotive makeover show from the 2000s – for a six-part YouTube series. The collaboration highlights how economical and environmentally friendly it can be to upcycle and buy pre-loved car parts and accessories on eBay.
•The company continued to invest in simplifying the listing process for sellers, recently completing the migration of all desktop sellers to one unified listing experience globally, which eliminates multiple legacy tools and enables faster innovation.
•To further support sellers with building their brand and increasing buyer engagement, eBay upgraded its video and photo capabilities. Sellers can now upload videos to their storefront and listings to showcase themselves and their merchandise in a new, engaging way. eBay also increased the number of listing photos from 12 to 24 at no additional cost in all categories except vehicles.
•During the quarter, eBay drove site-wide conversion improvements as a result of technology investments, including new AI capabilities in search and SEO improvements to drive better growth across the platform and increase visibility on search engines.
•In September, the company hosted eBay Open 2022 in the U.S., U.K. and Germany to facilitate seller learning and connections, and to announce new tools to drive buyers and velocity to listings. Features include the eBay vault, 3D True View, eBay Live, the expansion of Authenticity Guarantee, increased shipping options, photos and video upgrades and payments improvements.

Impact

•eBay announced the recipients of its third annual Up & Running Grant program, which annually awards 50 notable U.S. sellers with $10,000 each plus customized mentorship, training and tools to scale and grow their businesses.
•eBay published its Southeast Asia Small Online Business Trade Report, detailing how small online businesses across six Southeast Asia countries – Indonesia, Malaysia, the Philippines, Singapore, Thailand and Vietnam – can reach consumers in hundreds of export markets each year through eBay’s global marketplace.
•Through Global Give, the eBay Foundation issued grants to 50 nonprofit organizations that support inclusive entrepreneurship in communities around the world.
•eBay for Charity contributed more than $33 million globally during the quarter, down 7% year-over-year.

Third Quarter 2022 Financial Highlights (presented in millions, except per share data and percentages)

	Third Quarter
	2022	2021	Change
eBay Inc.
Net revenues	$2,380	$2,501	$(121)	(5)%
GAAP – Continuing Operations
Income (loss) from continuing operations	$(70)	$283	$(353)	**
Earnings (loss) per diluted share from continuing operations	$(0.13)	$0.43	$(0.56)	**
Non-GAAP – Continuing Operations
Net income	$552	$591	$(39)	(7)%
Earnings per diluted share	$1.00	$0.90	$0.10	11%
** Not meaningful

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin decreased to 23.9% for the third quarter of 2022, compared to 26.5% for the same period last year. Non-GAAP operating margin decreased to 28.9% in the third quarter of 2022, compared to 31.7% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the third quarter of 2022 was (29.9)%, compared to 34.7% for the third quarter of 2021. The non-GAAP effective tax rate for continuing operations for the third quarter of 2022 was 16.5%(1).
•Cash flow – The company generated $735 million of operating cash flow and $633 million of free cash flow from continuing operations during the third quarter of 2022.
•Capital returns – The company repurchased $301 million of its common stock, or nearly 7 million shares, in the third quarter of 2022. The company's total repurchase authorization remaining as of September 30, 2022 was more than $3.1 billion. The company also paid cash dividends of $120 million during the third quarter of 2022.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $4.8 billion as of September 30, 2022.

Business Outlook
eBay is providing the following guidance for continuing operations for the fourth quarter and full year 2022.

In billions, except per share data and percentages	Q4 2022 Guidance	Full Year 2022 Guidance
Revenue	$2.42 - $2.50	$9.71 - $9.79
Organic FX-Neutral Y/Y Growth	(4)% - (1)%	(4)% - (3)%

Diluted GAAP EPS	$0.76 - $0.82	$(2.74) - $(2.68)

Diluted Non-GAAP EPS	$1.03 - $1.09	$4.07 - $4.13

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.22 per share of the company's common stock. The dividend is payable on December 16, 2022 to stockholders of record as of December 1, 2022.

(1) We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss third quarter 2022 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (888) 655-9638 in the U.S. and (289) 514-2913 internationally. The passcode for the conference line is 7435074. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in more than 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2021, eBay enabled over $87 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an “FX-Neutral basis,” to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported “on an FX-Neutral basis,” we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define Organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the fourth quarter and full year 2022 and the future growth in its business, the effects of geopolitical events and inflationary pressure on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends and share repurchases. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including impacts from the ongoing war in Ukraine, rising inflation and interest rates, decreases in consumer confidence, the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage a large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2022	December 31, 2021
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,037	$1,379
Short-term investments	1,457	5,944
Customer accounts and funds receivable	633	681
Other current assets	1,162	1,107
Total current assets	5,289	9,111
Long-term investments	1,971	2,575
Property and equipment, net	1,194	1,236
Goodwill	4,058	4,178
Operating lease right-of-use assets	527	289
Deferred tax assets	3,144	3,255
Equity investment in Adevinta	2,417	5,391
Other assets	497	591
Total assets	$19,097	$26,626
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,150	$1,355
Accounts payable	224	262
Customer accounts and funds payable	649	707
Accrued expenses and other current liabilities	1,765	1,927
Income taxes payable	186	371
Total current liabilities	3,974	4,622
Operating lease liabilities	432	200
Deferred tax liabilities	2,231	3,116
Long-term debt	6,579	7,727
Other liabilities	1,028	1,183
Total liabilities	14,244	16,848
Total stockholders' equity	4,853	9,778
Total liabilities and stockholders' equity	$19,097	$26,626

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In millions, except per share amounts)
Net revenues	$2,380	$2,501	$7,285	$7,807
Cost of net revenues (1)	647	678	1,999	1,956
Gross profit	1,733	1,823	5,286	5,851
Operating expenses:
Sales and marketing (1)	538	496	1,582	1,601
Product development (1)	345	334	990	988
General and administrative (1)	212	219	675	715
Provision for transaction losses	69	112	251	303
Amortization of acquired intangible assets	1	—	3	9
Total operating expenses	1,165	1,161	3,501	3,616
Income from operations	568	662	1,785	2,235
Gain (loss) on equity investments and warrant, net	(593)	(181)	(4,105)	(490)
Interest and other, net	(29)	(47)	(110)	(186)
Income (loss) from continuing operations before income taxes	(54)	434	(2,430)	1,559
Income tax benefit (provision)	(16)	(151)	485	(414)
Income (loss) from continuing operations	(70)	283	(1,945)	1,145
Income (loss) from discontinued operations, net of income taxes	1	(19)	4	10,494
Net income (loss)	$(69)	$264	$(1,941)	$11,639

Income (loss) per share – basic:
Continuing operations	$(0.13)	$0.44	$(3.45)	$1.72
Discontinued operations	0.00	(0.03)	0.01	15.72
Net income (loss) per share – basic	$(0.13)	$0.41	$(3.44)	$17.44

Income (loss) per share – diluted:
Continuing operations	$(0.13)	$0.43	$(3.45)	$1.69
Discontinued operations	0.00	(0.03)	0.01	15.47
Net income (loss) per share – diluted	$(0.13)	$0.40	$(3.44)	$17.16

Weighted average shares:
Basic	548	647	563	667
Diluted	548	658	563	678

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13	$12	$38	$35
Sales and marketing	17	25	57	70
Product development	53	50	160	147
General and administrative	35	40	111	113
	$118	$127	$366	$365

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In millions)
Cash flows from operating activities:
Net income (loss)	$(69)	$264	$(1,941)	$11,639
(Income) loss from discontinued operations, net of income taxes	(1)	19	(4)	(10,494)
Adjustments:
Provision for transaction losses	69	112	251	303
Depreciation and amortization	104	119	335	380
Stock-based compensation	118	127	366	365
Loss (gain) on investments and other, net	—	5	7	(39)
Deferred income taxes	(112)	(65)	(807)	41
Change in fair value of warrant	27	(311)	246	(383)
Change in fair value of equity investment in Adevinta	501	1,075	2,973	1,497
Change in fair value of equity investment in Gmarket	40	—	299	—
Unrealized change in fair value of equity investment in KakaoBank	50	(512)	246	(512)
Unrealized change in fair value of equity investment in Adyen	—	—	118	—
Realized change in fair value of shares sold in Adyen	(24)	—	143	—
Realized change in fair value of shares sold in KakaoBank	—	(83)	75	(83)
Loss on extinguishment of debt	—	—	—	10
Changes in assets and liabilities, net of acquisition effects	32	(89)	(366)	(106)
Net cash provided by continuing operating activities	735	661	1,941	2,618
Net cash used in discontinued operating activities	(6)	(406)	(371)	(254)
Net cash provided by operating activities	729	255	1,570	2,364
Cash flows from investing activities:
Purchases of property and equipment	(102)	(159)	(296)	(341)
Purchases of investments	(5,077)	(5,427)	(15,223)	(15,103)
Maturities and sales of investments	5,066	6,987	18,247	13,752
Proceeds from the sale of shares in Adyen	120	—	800	—
Proceeds from the sale of shares in KakaoBank	—	114	287	114
Other	(18)	9	(62)	13
Net cash provided by (used in) continuing investing activities	(11)	1,524	3,753	(1,565)
Net cash provided by (used in) discontinued investing activities	2	(1)	2	2,443
Net cash provided by (used in) investing activities	(9)	1,523	3,755	878
Cash flows from financing activities:
Proceeds from issuance of common stock	—	—	55	57
Repurchases of common stock	(286)	(2,233)	(2,828)	(3,966)
Payments for taxes related to net share settlements of restricted stock units and awards	(32)	(58)	(130)	(186)
Payments for dividends	(120)	(116)	(370)	(359)
Proceeds from issuance of long-term debt, net	—	(4)	—	2,478
Repayment of debt	—	—	(1,355)	(1,156)
Net borrowings under commercial paper program	—	—	—	—
Net funds receivable and payable activity	84	(139)	92	(109)
Other	—	(12)	—	(6)
Net cash used in continuing financing activities	(354)	(2,562)	(4,536)	(3,247)
Net cash provided by discontinued financing activities	—	64	—	2
Net cash used in financing activities	(354)	(2,498)	(4,536)	(3,245)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(32)	35	(89)	30
Net increase (decrease) in cash, cash equivalents and restricted cash	334	(685)	700	27
Cash, cash equivalents and restricted cash at beginning of period	1,772	2,306	1,406	1,594
Cash, cash equivalents and restricted cash at end of period	$2,106	$1,621	$2,106	$1,621
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	352	—	352
Cash, cash equivalents and restricted cash of continuing operations at end of period	$2,106	$1,269	$2,106	$1,269

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(In millions, except percentages)
Net Revenues by Type:

Net transaction revenues (1)	$2,259	$2,297	$2,355	$2,450	$2,350
Current quarter vs prior year quarter	(4)%	(8)%	(5)%	6%	12%
Percent from international	52%	52%	52%	54%	54%

Marketing services and other revenues	121	125	128	163	151
Current quarter vs prior year quarter	(20)%	(27)%	(21)%	(4)%	(6)%
Percent from international	21%	25%	24%	23%	24%

Total net revenues (2)	$2,380	$2,422	$2,483	$2,613	$2,501
Current quarter vs prior year quarter	(5)%	(9)%	(6)%	5%	11%

(1) Hedge gain/(loss)	$36	$9	$6	$—	$(19)
(2) Foreign currency impact	$(100)	$(95)	$(58)	$7	$32

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(In millions, except percentages)
Active Buyers (1)	135	138	142	147	152
Current quarter vs prior year quarter	(11)%	(12)%	(13)%	(9)%	(5)%
Active Buyers excluding GittiGidiyor	133	135	138	143	148
Current quarter vs prior year quarter	(10)%	(11)%	(12)%	(8)%	(4)%

Gross Merchandise Volume (2)
U.S.	$8,699	$8,982	$9,335	$9,724	$9,312
Current quarter vs prior year quarter	(7)%	(13)%	(14)%	(2)%	(8)%
International	$9,016	$9,567	$10,074	$11,002	$10,613
Current quarter vs prior year quarter	(15)%	(22)%	(24)%	(16)%	(11)%
Total GMV	$17,715	$18,549	$19,409	$20,726	$19,925
Current quarter vs prior year quarter	(11)%	(18)%	(20)%	(10)%	(10)%

(1)All buyers who paid for a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)Gross Merchandise Volume consists of the total value of all paid transactions between users on our platforms during the applicable period inclusive of shipping fees and taxes.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Revenue guidance is provided on an FX-Neutral basis and excludes incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
December 31, 2022
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.42 - $2.50	$2.42 - $2.50
Diluted EPS from continuing operations	$0.76 - $0.82	$1.03 - $1.09

Twelve Months Ending
December 31, 2022
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$9.71 - $9.79	$9.71 - $9.79
Diluted EPS from continuing operations	$(2.74) - $(2.68)	$4.07 - $4.13

(a) Estimated non-GAAP amounts above for the three months ending December 31, 2022 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $1 - $4 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $130 - $140 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $25 - $35 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our equity investments.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2022 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $5 - $8 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $505 - $515 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $160 - $170 million. The estimated GAAP diluted EPS above does not assume any future gains or losses on our equity investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis,” can be found in the tables included in this press release. For figures in this press release reported “on an FX-Neutral basis,” the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Income tax effects and adjustments. We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In millions, except percentages)
GAAP operating income	$568	$662	$1,785	$2,235
Stock-based compensation expense and related employer payroll taxes	120	130	377	374
Amortization of acquired intangible assets within cost of net revenues and operating expenses	2	—	4	9
Other significant gains, losses or charges	—	—	23	35
Total non-GAAP operating income adjustments	122	130	404	418
Non-GAAP operating income	$690	$792	$2,189	$2,653
Non-GAAP operating margin	28.9%	31.7%	30.0%	34.0%

*Presented on a continuing operations basis

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In millions, except per share amounts and percentages)
GAAP income (loss) from continuing operations before income taxes	$(54)	$434	$(2,430)	$1,559
GAAP (provision) benefit for income taxes	(16)	(151)	485	(414)
GAAP net income (loss) from continuing operations	$(70)	$283	$(1,945)	$1,145
Non-GAAP adjustments to net income (loss) from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	$122	$130	$404	$418
Loss on investments	66	(595)	881	(636)
Change in fair market value of warrant	27	(311)	246	(383)
Change in fair value of equity investment in Adevinta	501	1,075	2,973	1,497
Other significant gains, losses or charges	(1)	(14)	(1)	(14)
Income tax effects and adjustments	(93)	23	(827)	(13)
Non-GAAP net income from continuing operations	$552	$591	$1,731	$2,014

Diluted net income (loss) from continuing operations per share:
GAAP	$(0.13)	$0.43	$(3.45)	$1.69
Non-GAAP	$1.00	$0.90	$3.04	$2.97
Shares used in GAAP diluted net income (loss) per-share calculation	548	658	563	678
Shares used in non-GAAP diluted net income per-share calculation	551	658	568	678

GAAP effective tax rate – Continuing operations	(29.9)%	34.7%	20.0%	26.5%
Income tax effects and adjustments to net income (loss) from continuing operations	46.4%	(16.9)%	(3.5)%	(9.0)%
Non-GAAP effective tax rate – Continuing operations	16.5%	17.8%	16.5%	17.5%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In millions)
Net cash provided by continuing operating activities	$735	$661	$1,941	$2,618
Less: Purchases of property and equipment	(102)	(159)	(296)	(341)
Free cash flow	$633	$502	$1,645	$2,277

*Presented on a continuing operations basis